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                                                                    Exhibit 12.2

The News Corporation Limited

Computation of Ratio of Earnings to Fixed Charges
         (in accordance with US-GAAP)

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
                                                                           For the six
                                                                           months ended
                                                                           December 31,          For the years ended June 30,
                                                                           ------------   -----------------------------------------
                                                                               2002        2002       2001     2000   1999     1998
                                                                           ------------   -------    ------    -----  -----   -----
                                                                                                     (A$ in millions)
Earnings:
   Pretax income from continuing operations (before minority interest)            1,000   (13,620)     (184)   1,668  1,957     842
Addback:
   Dividends received (distributed earnings) of less than 50% owned
    companies                                                                        13        24        11       53    120     106
   Amortization of capitalized interest                                              33        67        55       51     53      54
   Fixed charges (exclusive of capitalized interest)                                570     1,369     1,479    1,439  1,530   1,398
                                                                           ------------   -------    ------    -----  -----   -----
   Subtotal Earnings                                                              1,616   (12,160)    1,361    3,211  3,660   2,400
Less:
   Undistributed earnings of less than 50% owned companies                         (113)      (49)     (117)    (167)   (67)   (172)
                                                                           ------------   -------    ------    -----  -----   -----
Earnings available for Fixed Charges                                              1,503   (12,209)    1,244    3,044   3,593  2,228
                                                                           ============   =======    ======    =====  =====   =====
Fixed Charges:
   Interest on debt                                                                 555     1,336     1,440    1,259  1,217   1,110
   Finance lease charges                                                              1         1         2        4      6       6
   Capitalized interest                                                              21        43       119       83     93      95
   Interest expense of greater than or equal to 50% owned companies                   2         7         9       52    184     167
   Capitalized interest of greater than or equal to 50% owned companies               -         1         -        8      -       -
   Interest element of rental expense                                                12        25        29      123    123     114
                                                                           ------------   -------    ------    -----  -----   ------
Total Fixed Charges                                                                 591     1,413     1,599    1,529  1,623   1,492
                                                                           ============   =======    ======    =====  =====   =====

Ratio of Earnings to Fixed Charges                                                  2.5         -         -      2.0    2.2     1.5
                                                                           ============   =======    ======    =====  =====   =====
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